EXHIBIT 11


                                   PAGE 1

                 COMPUTATION OF NET INCOME PER COMMON SHARE
                                 (UNAUDITED)
                            DOLLARS IN THOUSANDS


                            Thirteen Weeks Ended    Thirty-Nine Weeks Ended
                           October 29, October 30,  October 29, October 30,
                                  1994        1993         1994        1993

The computation of net
  income available and
  adjusted shares
  outstanding follows:

Net income                     $32,788     $47,721      $70,953     $93,696

Less:
  Preferred stock dividends          -           -       (5,367)     (5,367)

Net income used for primary
  and fully diluted
  computation                  $32,788     $47,721      $65,586     $88,329



Weighted average number
  of common shares          73,237,536  73,413,791   73,395,797  73,419,356
  outstanding

Add (where dilutive):
  Assumed exercise of those
  options that are common
  stock equivalents, net of
  treasury shares deemed to
  have been repurchased        256,765     743,864      420,975     743,862

  Assumed exercise of
  convertible preferred
  stock                      4,371,199   4,371,199            -           -

Adjusted shares out-
  standing, used for
  primary and fully
  diluted computation       77,865,500  78,528,854   73,816,772  74,163,218